Exhibit 99.1

Interleukin Genetics Reports Fourth Quarter and Year-End Financial Results


    WALTHAM, Mass.--(BUSINESS WIRE)--March 14, 2006--Interleukin Genetics, Inc. (AMEX: ILI) today reported a net loss of $1.8 million or $0.07 per basic and diluted common share for the quarter ended December 31, 2005. For the year, the company reported a net loss of $6.6 million or $0.28 per basic and diluted common share.

    Financial Results:

    Revenue for the quarter was $2,000 compared to $8,000 in the same quarter of 2004 reflecting in both periods royalties on PST(R) sales and in 2004 licensing revenue associated with one of the company's patents. For the quarter, the company reported a net loss of $1.8 million or $0.07 per basic and diluted common share as compared to a net loss of $1.7 million or $0.07 per basic and diluted common share for the same period in the prior year. Revenue for the year ended December 31, 2005 was $23,000 compared to $35,000 for the year ended December 31, 2004. For the year ended December 31, 2005, the company reported a net loss of $6.6 million or $0.28 per basic and diluted common share as compared to a net loss of $7.2 million or $0.31 per basic and diluted common share for the year ended December 31, 2004.
    Management noted that research and development expenses were $959,000 for the quarter ended December 31, 2005 compared to $1.0 million for the quarter ended December 31, 2004. These expenses include research and development expenses funded by Alticor and its affiliates under research and development agreements. Research and development expenses were $3.1 million for the year ended December 31, 2005 compared to $4.1 million for 2004. These expenses include, as well, research and development expenses funded by Alticor and its affiliates under research and development agreements. The decrease is the result of the timing of clinical studies and temporary reductions in labor and overhead partially offset by the company's hiring of its Chief Medical Officer in July 2005.
    Management further noted that general and administrative expenses were $673,000 for the three months ended December 31, 2005 compared to $570,000 during the same period in the prior year. General and administrative expenses were $3.0 million for the year ended December 31, 2005 compared to $2.7 million for 2004. These expenses for 2005 include $462,000 of professional fees associated with compliance with
Section 404 of the Sarbanes-Oxley Act of 2002.
    Other income (expense), net was $125,000 expense for the three months ended December 31, 2005 compared to $134,000 expense during the same period in the prior year and $513,000 expense for the year ended December 31, 2005 compared to $544,000 expense for 2004. Other income (expense), net includes interest income, interest expense and the amortization of the note discount.
    As of December 31, 2005, the company reported total assets of $5.0 million, including $3.4 million of cash and cash equivalents, as compared to total assets of $6.2 million, including $4.5 million of cash and cash equivalents, as of December 31, 2004.

    About Interleukin

    Interleukin Genetics is a biotechnology company focused on developing personalized health products. The company uses functional genomics to help in the development of risk assessment tests, pharmacogenetic tests, nutritional and therapeutic products based on the genetic variations in people. Interleukin's current programs focus on cardiovascular disease, osteoporosis, periodontal disease and weight management. Interleukin expects that these programs will lead to products that will personalize the selection of nutritional and therapeutic products and enable the managed care industry to improve patient care and better allocate resources. For more information about Interleukin and its ongoing programs, please visit http://www.ilgenetics.com.

    Certain statements contained herein are "forward-looking" statements including statements regarding our ability to develop diagnostic, personalized nutritional and therapeutic products to prevent or treat diseases of inflammation and other genetic variations, our ability to screen nutritional compounds for their effects on inflammatory responses and other genetic variations, given specific genetic patterns and our ability to make progress in advancing our core technologies. Because such statements include risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. Factors that could cause actual results to differ materially from those expressed or implied by such forward-looking statements include, but are not limited to, our ability to develop diagnostic, personalized nutritional and therapeutic products to prevent or treat diseases of inflammation and other genetic variations, our ability to screen nutritional compounds for their effects on inflammatory responses and other genetic variations, given specific genetic patterns, our ability to construct a DNA testing laboratory, our ability to complete all of our key milestones with regard to Alticor programs, our ability to make progress in advancing our core technologies and our ability to launch new commercial products and those risks and uncertainties described in our annual report on Form 10-K for the year ended December 31, 2004 filed with the Securities and Exchange Commission, as amended, our quarterly reports on Form 10-Q and in other filings made by us with the Securities and Exchange Commission. We disclaim any obligation or intention to update these forward-looking statements.


                      Interleukin Genetics, Inc.
                         Financial Highlights

Balance Sheet data:                          12/31/2005    12/31/2004
------------------------------------------   -----------   -----------
                                              (Audited)     (Audited)
Cash and cash equivalents                   $ 3,415,174   $ 4,528,425
Total current assets                          3,589,656     4,721,375
Total assets                                $ 4,970,075   $ 6,185,501

Total current liabilities                   $ 3,014,742   $ 1,445,303
Total liabilities                             4,686,330     2,657,994

Total shareholders' equity                      283,745     3,527,507

Total liabilities and shareholders' equity  $ 4,970,075   $ 6,185,501


Statement of
 Operations data:       Three Months Ended           Year Ended
--------------------
                      12/31/2005   12/31/2004  12/31/2005  12/31/2004
                      -----------  ----------- ----------- -----------
                      (Unaudited)  (Unaudited)  (Audited)   (Audited)

Revenue              $     2,134  $     8,135 $    22,877 $    34,671

Gross profit               2,134        8,133      22,877      34,320

Research and
 development             958,819      999,586   3,127,086   4,078,316
General and
 administrative          672,913      570,107   2,953,779   2,658,037
                      -----------  ----------- ----------- -----------
Total operating
 expenses              1,631,732    1,569,693   6,080,865   6,736,353
                      -----------  ----------- ----------- -----------

Loss from
 operations           (1,629,598)  (1,561,560) (6,057,988) (6,702,033)

Total other income
 and expense            (124,950)    (133,770)   (512,836)   (544,169)
                      -----------  ----------- ----------- -----------

Net loss             $(1,754,548) $(1,695,330)$(6,570,824)$(7,246,202)
                      ===========  =========== =========== ===========

Basic and diluted
 loss per share      $     (0.07) $     (0.07)$     (0.28)$     (0.31)
Weighted average
 common shares
 outstanding          23,861,436   23,569,986  23,702,967  23,482,642

    CONTACT: For Interleukin Genetics:
             John J. McCabe, 781-398-0700